Exhibit 99.1

Sevcon, Inc. 155 Northboro Road Southborough, MA 01772

For Immediate Release
SEVCON TO TRADE ON NASDAQ UNDER TICKER SYMBOL “SEV”

Global Leader in Control Systems for Electric Vehicles Marks On-Road Automotive Design Wins with Corporate Name Change from Tech/Ops Sevcon to “Sevcon”

Southborough, MA – June 7, 2011 –Tech/Ops Sevcon, Inc. has changed its name to “Sevcon, Inc.” and will begin trading on Nasdaq under the ticker symbol “SEV” (Nasdaq: SEV) tomorrow, June 8, 2011.

“Sevcon is the trade name our customers know all over the world.  Changing our corporate name reflects our increasing success in penetrating global on-road electric vehicle markets,” said Matt Boyle, President and Chief Executive Officer.

Matt Boyle continued “In 2009 we were selected by Peugeot as the supplier of advanced control technology for their new 100% electric E-Vivacity scooter, and our new business pipeline includes designs for several other global automotive OEMs. We are also involved in a number of promising alliances for the development of breakthrough drivetrain technologies for electric and hybrid vehicles.”

“Given the strength of our new business and product development pipelines – as well as our proven capabilities in volume production, logistics and customer support – we expect to complement growth in traditional off-road applications with accelerating sales to on-road electric vehicle manufacturers in the quarters ahead,” Boyle said. “Sevcon’s ability to leverage the experience gained from 60 years of providing rugged, compact, high-quality motor controls to makers of fork lift trucks, aerial lifts, airport tractors and other electric vehicles strongly positions us to expand our presence in the fast-growing global market for zero-emission cars, trucks, buses and motorcycles.”

About Sevcon, Inc.

Sevcon is a world leader in the design and manufacture of microprocessor based controls for zero emission electric vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to optimize the energy consumption of the vehicle’s power source. The company supplies customers throughout the world from its operations in the USA, the UK, France and the Asia Pacific region and through an international dealer network. Sevcon’s customers are manufacturers of on - and off-road vehicles including cars, trucks, buses, motorcycles, fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers and other electrically powered vehicles. For more information visit www.sevcon.com.

Forward-Looking Statements

Forward-looking statements in this release about Sevcon’s product development and sales growth are subject to risks and uncertainties that could cause actual results to differ materially from those we anticipate.  In particular: global demand for electric vehicles may not grow as much as we expect; our customers’ products may not be as successful as those of other entrants in the electric vehicle market who are supplied by our competitors; continuing economic instability may cause customers to delay, decrease or cancel purchases of our products; we are dependent on a few key suppliers and sub-contractors for most components, sub-assemblies and finished products, and we may not be able to establish alternative sources of supply in time if supplies are interrupted; we have a small number of key customers whose loss would adversely affect our results; and our worldwide operations are subject to the risks of international trade, including without limitation regional economic downturns, exchange rate fluctuations, and changing laws, regulatory practices and tariffs.

Contacts:
David Calusdian	Matt Boyle
Sharon Merrill Associates	President and CEO
1 (617) 542 5300	1 (508) 281 5503